Exhibit 10.3

InVivo Therapeutics Holding Corp.

Transaction Incentive Plan

This Transaction Incentive Plan is established by InVivo Therapeutics Holding Corp., a Nevada corporation (the “Company”), effective as of August 11, 2021 (the “Effective Date”).

1.Purpose. The purpose of this Plan is to retain and motivate members of management and other employees of the Company by providing a meaningful financial incentive in connection with a potential Company Acquisition (as defined below).

2.Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

“Acquiring Entity” shall mean the entity acquiring the stock or assets of the Company in a Company Acquisition or any of its affiliated entities.

“Award” shall mean an allocation of a Percentage Interest of the Transaction Consideration upon a Company Acquisition.

“Board” shall mean the Board of Directors of the Company or any committee appointed by the members of the Board of Directors; provided that for any actions to be taken or decisions to be made by the Board after the closing of a Company Acquisition, “Board” shall mean the Board of Directors of the Company as constituted immediately prior to the closing of the Company Acquisition.

“Bonus Payment” shall mean the amount payable to a Participant pursuant to an Award in the event of a Company Acquisition, determined in accordance with this Plan.

“Cause” shall mean (i) if the Participant is a party to any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity containing a definition of “cause” or “for cause”, then the definition of such term in such agreement or (ii) in the absence of any such agreement or any such definition in such agreement, such term shall mean (A) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity; (B) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any; (C) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity; (D) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity; (E) any material violation or breach by the Participant of the Company’s or Related Entity’s policy for employee conduct, if any; (F) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (G) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition” shall have the meaning set forth on Exhibit A.

“Continuous Service” shall mean the uninterrupted provision of services to the Company or any Related Entity in any capacity of a Participant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of a Participant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of a Participant. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave.

“Good Reason” shall mean (i) if the Participant is a party to any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity containing the definition of “good reason” or “for good reason” then the definition of such term in such agreement or (ii) in the absence of any such agreement or any such definition in such agreement, such term shall mean (A) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company or Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (B) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (C) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty (50) miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; or (D) any material reduction in the Participant’s base salary (unless such reduction is part of a Company-wide reduction that affects a majority of the persons of comparable level to the Participant).

“Letter Agreement” shall mean the letter provided to each Participant providing the terms and conditions of such Participant’s Award.

“Participant” or “Participants” shall mean (a) all employees of the Company or a Related Entity hired before January 1, 2020, as listed on Exhibit B to this Plan, and (b) such additional employees or former employees of the Company or a Related Entity who may be designated as Participants by the Board; provided that the Board may amend the list of persons designated as Participants in its sole discretion at any time pursuant to Section 4(b).

“Percentage Interest” shall mean a percentage designated for each Participant, as determined in accordance with Section 4.

“Plan” shall mean this InVivo Therapeutics Holding Corp. Transaction Incentive Plan, as it may be amended from time to time in accordance with Section 7(b).

“Related Entity” shall mean any subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

“Transaction Consideration” shall mean the total value of all cash, securities and other consideration in any form paid or issued, directly or indirectly, by the Acquiring Entity to the Company’s stockholders in connection with a Company Acquisition.

“Unvested Equity Value” shall mean, in respect of each Participant, an amount equal to the sum of the values determined by applying the following calculation separately to each equity award held by the Participant as of the closing of the Company Acquisition: (i) the product of (A) the total number of shares of Company common stock subject to the outstanding and unvested portion of the Company equity award held by the Participant and (B) the Transaction Consideration paid per share of Company common stock minus (ii) the aggregate exercise price applicable to such number of shares of Company common stock subject to the unvested portion of such equity award; provided that if the foregoing calculation yields a negative number, then the number included in the calculation of Unvested Equity Value for such equity award shall be zero. Unvested Equity Value shall be calculated on a pre-tax basis for each Participant, and shall be calculated without regard to any acceleration of vesting of Company equity awards that occurs as a result of the Company Acquisition or an event related to the Company Acquisition (such as a termination of service in connection with or following the Company Acquisition).

3.Administration.

(a)The Board shall be the administrator of this Plan and shall have full and complete power and authority to administer and interpret this Plan. All decisions and interpretations of the Board hereunder – including without limitation the selection of Participants and allocation of Percentage Interests under Section 4 and the determinations with respect to tax matters under Section 6 – are final and binding on all Participants. No member of the Board shall be liable to any Participant for any action taken or omitted in connection with the interpretation and administration of this Plan.

(b)The Board, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of this Plan:

(i)To determine whether or not a transaction or related series of transactions results in a Company Acquisition;

(ii)To establish, change and adjust, in its sole discretion, except to the extent specified in this Plan, the amount of an Award;

(iii)To designate certain persons as Participants and to change or revoke such designations in its sole discretion;

(iv)To allocate the Percentage Interests in the Transaction Consideration payable to each Participant, including, without limitation, any reallocation of Percentage Interests among the Participants; and

(v)To calculate the Transaction Consideration.

4.Percentage Interests.

(a)Preliminary Allocation. The Company intends to allocate Percentage Interests among the persons determined to be Participants designated by the Board and listed on Exhibit B to this Plan, substantially in accordance with the preliminary Percentage Interest allocations of each Participant as set forth opposite the Participant’s name on Exhibit B. The Company will provide a Letter Agreement to each Participant specifying such Participant’s preliminary Percentage Allocation.

(b)Revisions to Preliminary Allocations. Exhibit B is subject to update by the Board in the manner and for the reasons determined by the Board from time to time in its discretion, provided that, the intent of this Plan is that Percentage Interest allocations are expected to align with the equity ownership targets agreed to by the Board as part of the Company’s equity incentive plan strategy as of the Effective Date. The Board may update Exhibit B to add or remove Participants and to designate and redesignate the Percentage Interest of such Participants.

(c)Actual Allocations. Immediately prior to the closing of a Company Acquisition, the Board will (i) make the final determination as to which persons are Participants and (ii) establish for each such Participant the actual Percentage Interest to be allocated to each such Participant. Promptly following the closing of a Company Acquisition, the Board shall make a final calculation of Transaction Consideration.

(d)Notification. The Board will notify each Participant of his or her actual Percentage Interest as soon as practicable in an updated Letter Agreement upon the closing of a Company Acquisition.

5.Bonus Payments.

(a)General. In the event of a Company Acquisition, each Participant designated by the Board pursuant to Section 4(c) shall become entitled to receive a Bonus Payment in accordance with the terms of this Plan. Each Participant’s Bonus Payment shall be equal to (i) the Participant’s Percentage Interest multiplied by the Transaction Consideration minus (ii) the Participant’s Unvested Equity Value (rounded up to the nearest whole dollar).

(b)Transaction Consideration Paid After Closing. The Board intends that (A) each Participant shall receive, at the time specified in Section 5(d) below, an original Bonus Payment calculated as if the portion of such consideration that is not placed in escrow and not subject to an earn-out or purchase price adjustment (the “Initial Consideration”) were the only consideration payable in connection with the Company Acquisition and (B) each Participant shall receive, if and when an additional amount is paid to the Company or its stockholders pursuant to such escrow, earn-out or purchase price adjustment, an additional Bonus Payment (if applicable) equal to (1) the Bonus Payment that would be due to the Participant calculated as if the Transaction Consideration included both the Initial Consideration and the additional amount paid to the Company or its stockholders pursuant to such escrow, earn-out or purchase price adjustment provision less (2) the amount of any Bonus Payment previously made to the

Participant. If the Company or its stockholders are obligated to return any previously received consideration as a result of a decrease in the purchase price through a post-closing adjustment, the Participants shall return a pro-rata portion of any previously received Bonus Payments net of any taxes required to be paid with respect to the receipt of such Bonus Payment.

(c)Form of Payment. Bonus Payments made to Participants shall be made in cash at the time set forth in Section 5(d).

(d)Timing of Payment.

(i)General. Bonus Payments based on the Initial Consideration shall be paid to each Participant on the date that is six (6) months following the closing of the Company Acquisition (the “Initial Consideration Payment Date”), subject to the Participant’s continued employment with the Company, a Related Entity or the Acquiring Entity on such date.

(ii)Termination of Employment. Notwithstanding Section 5(d)(i), in the event that the Participant’s employment with the Company, a Related Entity or the Acquiring Entity is terminated by the Company, a Related Entity or the Acquiring Entity without Cause or by the Participant for Good Reason, in either case following the Company Acquisition but prior to the Initial Consideration Payment Date, then the Bonus Payment shall be paid to the Participant within ten (10) days following the Participant’s termination of employment. Except as expressly set forth in the foregoing sentence, any other termination of employment of a Participant with the Company, a Related Entity or the Acquiring Entity shall result in the automatic forfeiture of any right to any Award or any Bonus Payment.

(iii)Transaction Consideration Other Than Initial Consideration. Bonus Payments attributable to Transaction Consideration other than the Initial Consideration (each, a “Future Bonus Payment”) shall be paid to Participants at the same time and on the same terms as are applicable to the Company and/ or its stockholders, provided that if the Participant’s employment terminates prior to the Initial Consideration Payment Date other than on account of a termination without Cause or a resignation for Good Reason, then the Participant shall not be entitled to any such Future Bonus Payments.

6.Miscellaneous.

(a)Nature of Plan. This Plan is meant to supplement and work in conjunction with (and not to replace) the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans.

(b)Amendment. The Board may, at any time prior to the closing of a Company Acquisition, amend this Plan.

(c)Termination. This Plan shall automatically terminate twelve (12) months after the Effective Date; provided that this Plan may be extended in the sole discretion of the Board. Notwithstanding the foregoing, this Plan may be terminable at any time at the discretion of the Board.

(d)Withholding. If the Company or the Acquiring Entity determines that it is obligated to withhold any tax in connection with a Bonus Payment under this Plan, the Company or the Acquiring Entity may withhold such required amount from such Bonus Payment.

(e)No Right To Service. This Plan shall not be construed as giving a Participant the right to continued employment or other service with the Company, a Related Entity or the Acquiring Entity.

(f)No Equity Interests. Neither this Plan nor the allocation of Percentage Interests to a Participant hereunder creates or conveys any equity ownership interest in the Company nor any rights commonly associated with an equity ownership interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders.

(g) Transferability. Except as the Board may, in its sole discretion, otherwise determine or provide, the right to receive a Bonus Payment may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law.

(h)Section 409A. This Plan is intended to comply with, or be exempt from, the provisions of Section 409A of the Code and shall be interpreted consistently therewith. It is intended that no one has a legally binding right to be a Participant in this Plan until the Board approves, in the manner required under this Plan, the allocation of the Percentage Interests immediately prior to the closing of a Company Acquisition. Neither the Company nor the Board makes any representation or warranty and shall have no liability to a Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

(i)Governing Law. The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflict-of-law provisions.

EXHIBIT A

Definition of Company Acquisition

“Company Acquisition” shall mean the occurrence of any of the following, provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i):

(i)The acquisition by any Person (as defined below) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute or result in a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

(ii)During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (1) the Company or (2) any of its subsidiaries, but in the case of this clause (2) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

For purposes hereof:

(i)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ii)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

EXHIBIT B

Participants Entitled to Receive Bonus Payments

Participant	Percentage Interest